Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 11, 2013
Registration Statement Nos. 333-188672-01 and 333-188672-02

★PXG DETAILS★ $640.8mm Toyota PRIME AUTO LOAN (TAOT 2013-B)

Joint-Leads:   J.P. Morgan (struc), BarCap, CreditAg
Co-Managers:   Citi,RBC,SMBC-Nikko,and SocGen

	NOTE	OFFER
CL	BAL(mm)	AMT(mm)	WAL	M/S&P	PWIN	L.FIN	BENCH	YLD%	CPN%	$PX
A2	306.000	275.400	1.00	Aaa/AAA	7-17	02/16	EDSF+14	0.486	0.48	99.99451
A3	306.000	275.400	2.06	Aaa/AAA	17-34	07/17	IS+26	0.894	0.89	99.99523
A4	100.000	90.000	3.25	Aaa/AAA	34-43	01/19	IS+33	1.467	1.46	99.99196

TICKER:	TAOT 2013-B	REGISTRATION:	SEC Registered
EXPECTED PXG:	PXD	EXPECTED RATINGS:	Moody's/S&P
EXPECTED SETTLE:	09/18/13	PXG SPEED:	1.3% ABS to 5% Call
FIRST PAY:	10/15/13	ERISA ELIGIBLE:	Yes
BILL & DELIVER:	J.P. Morgan	MIN DENOMS:	$1K x $1K
CUSIPS:	A2 - 89236VAB6
A3 - 89236VAC4
A4 - 89236VAD2
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.